Memorandum

                              Made at Thai Military Bank Public Company Limited

                                                            19 November 1998


Whereas we, King Power Duty Free Co., Ltd., the Borrower, have received credit facilities totalling Baht 306,000,000 (Three Hundred and Six Million Baht) as follows :

     1.   Additional  L/C, I/L     Baht 200,000,000     (Two Hundred Million)
     2.   Additional  F/X Line     Baht 100,000,000     (One Hundred Million)
     3.   L/G for Bonded Goods     Baht   6,000,000     (Six Million)

By means of this Memorandum, we agree and consent to pay the following fees to the bank, namely

1. Front-End Fee at a rate of 0.50% of the total credit facilities, payable to the bank in full on the date of this Memorandum

2.   Engagement Fee at a rate of 2.50%

If we fail to pay the fees according to the amount and the date specified above, we consent the bank to charge interest at a rate of 18.5% p.a. from the date of default of payment to the date on which such fees shall be paid in full.

As evidence, we hereunder sign our name and affix the seal (if any) in the presence of witnesses.



                Signed...............................................Memorandum
                       (Mr. Vichai Raksriaksorn)   Preparer Authorized Director
                                 (Seal of King Power Duty Free Co., Ltd.)

                         Signed......................................Witness
                                (Ms. Janthima Sangwichien)


                         Signed......................................Witness
                                (Mrs. Sangravee Sukhonkajorn)